                                                                  Exhibit No. 19

[POPULAR LOGO] POPULAR, INC.

                                     2002

                                 JUNE 30, 2002



                     POPULAR, INC.

                     SECOND QUARTER

                     REPORT

LETTER TO SHAREHOLDERS

For the quarter ended June 30, 2002, Popular, Inc.'s net income reached $96.3 million or $0.72 earnings per common share, basic and diluted. The Corporation's net income rose 24%, or $18.8 million, compared with $77.5 million or $0.55 per common share in the same period of 2001. Second quarter earnings performance resulted in a return on average assets (ROA) of 1.23% and a return on common equity (ROE) of 18.14%, compared with 1.14% and 15.36%, respectively, for the same period in 2001.

         Net income for the six months ended June 30, 2002 amounted to $185.3 million or $1.35 earnings per common share, an increase of $33.5 million, or 22%, compared with $151.8 million or $1.08 per common share for the same period in 2001. ROA and ROE for the first six months of 2002 were 1.21% and 17.43%, respectively, compared with 1.12% and 15.31%, respectively, for the same period in 2001.

         The Corporation's net interest income for the quarter ended June 30, 2002 increased to $294.7 million, an 11% or $29.2 million improvement over the $265.5 million reported in the second quarter of 2001. Net interest margin for the quarter, on a taxable equivalent basis, was 4.28%, compared with 4.44% a year earlier. This reduction resulted from higher levels of arbitrage activities and the impact of the declining interest rate scenario. The provision for loan losses amounted to $50.1 million, compared with $49.5 million for the second quarter in 2001. Operating income, excluding derivatives, securities and trading transactions, reached $136.1 million for the second quarter of 2002, 10% or $12.1 million higher than the $124.0 million reported in the same quarter last year. This rise resulted mostly from higher commercial account charges and insurance, debit card, credit card and check-cashing fees. Gain on sale of securities for the second quarter of 2002 was $85 thousand, compared with losses of $2.2 million for the same period in 2001, and derivative losses amounted to $0.9 million, compared with gains of $1.7 million for the quarter ended June 30, 2001. Operating expenses totaled $250.7 million for the second quarter of 2002, compared with $233.9 million for the same period in 2001.

         As of June 30, 2002, total assets reached $32.7 billion, an increase of $4.8 billion over the $27.9 billion at June 30, 2001. Total loans amounted to $18.9 billion at June 30, 2002, an increase of $1.7 billion from $17.2 billion at June 30, 2001, mainly in mortgage and commercial loans. Investment securities totaled $10.3 billion at June 30, 2002, compared with $7.7 billion at the same date in prior year, partly due to arbitrage activities. Deposits rose to $17.8 billion at June 30, 2002, increasing $2.2 billion, or 15%, from $15.6 billion at the same date a year earlier, driven principally by higher savings and demand deposits.

         Stockholders' equity amounted to $2.2 billion as of June 30, 2002 and 2001. Subsequent to December 31, 2001, the Corporation redeemed $100 million of its preferred stock and repurchased 4.3 million shares of its common stock from Banco Popular Retirement Plan. Earnings retention and a favorable change in the value of securities available-for-sale offset these capital reductions.

         The Corporation's stock market value was $33.68 per share at June 30, 2002, compared with $32.94 at June 30, 2001 and $29.22 at March 31, 2002. As of the end of the second quarter of 2002 and 2001, the Corporation had a market capitalization of $4.5 billion. Book value per share of common stock increased 10% to $16.69, compared with $15.18 as of June 30, 2001.

As part of our commitment in creating innovative and value-added products and services that meet the changing needs of our customers, on April 29, 2002, Banco Popular launched the new PREMIA rewards program. This customer-loyalty program allows customers of Banco Popular de Puerto Rico and of other Corporation's subsidiaries in Puerto Rico to accumulate points for their everyday financial transactions and from a diversity of products and services, including deposit accounts, credit cards, mortgage and auto loans, and electronic services transactions, among others. The accumulated points are redeemable for airline tickets, merchandise and pre-paid ATM cards, among many other alternatives. This is a unique program that emphasizes on compensating our customers and maximizing the value of the many products and services being offered. Since its launching, the PREMIA rewards program has attracted more than 100,000 participants, exceeding our short-term expectations.

         Also, Popular Mortgage, our mortgage subsidiary in Puerto Rico, is introducing a unique pre-approval service through an innovative program together with Fannie Mae. This new service will permit qualified customers to receive an instant pre-approval letter for mortgage loans through the Internet in minimal time, thus making easier their decision-making process in buying a home. The service is available by accessing Popular Mortgage's web site at www.popularmortgagepr.com.

         During this quarter, the Corporation acquired the general insurance agencies of Del Nido & Associates and Life Insurance Services, Inc., broadening our customer base and allowing us to offer a wider variety of insurance products and services to more customers. We also established an insurance subsidiary in the U.S. Virgin Islands, Popular

                                                                   POPULAR, INC.


Insurance V.I., Inc., which will allow us to offer insurance products and services to our customers in this area.

         As part of our social commitment to bring financial advice to all the communities we serve, Banco Popular North America, the U.S. leading Hispanic-owned bank, launched the new Programa Acceso Popular. Through this program, we offer tailored financial products and services to Hispanic customers in the U.S. mainland, while we bring our financial expertise directly into their communities and workplace.

During the Annual Stockholders Meeting of Popular, Inc., held on April 30, 2002, all three directors nominated for re-election were elected for a three-year term. Also, Alberto Paracchini and Dr. Francisco Carreras retired from the Popular, Inc. Board of Directors after reaching the mandatory retirement age. We are very grateful for their valuable advice and contributions during their tenure. Nonetheless, we will continue to benefit from their ideas, experience and counsel on the Banco Popular de Puerto Rico Board of Directors.



/s/ Richard L. Carrion
-----------------------
Chairman
President
Chief Executive Officer

                                                                  POPULAR, INC.

FINANCIAL HIGHLIGHTS

                                                   At June 30,                      Average for the six months
                                      ------------------------------------   ---------------------------------------
BALANCE SHEET HIGHLIGHTS                  2002         2001       Change         2002          2001         Change
---------------------------------------------------------------------------------------------------------------------
(In thousands)
Money market investments              $ 1,071,658  $ 1,063,854  $    7,804   $   876,091   $   949,489    $  (73,398)
Investment and trading securities      10,651,135    7,991,158   2,659,977    10,200,184     8,466,557     1,733,627
Loans                                  18,901,142   17,192,246   1,708,896    18,249,592    16,496,421     1,753,171
Total assets                           32,740,722   27,850,634   4,890,088    30,915,430    27,448,384     3,467,046
Deposits                               17,829,287   15,569,785   2,259,502    16,807,732    15,068,602     1,739,130
Borrowings                             12,178,407    9,639,656   2,538,751    11,507,639     9,876,743     1,630,896
Stockholders' equity                    2,207,617    2,166,652      40,965     2,141,750     2,044,659        97,091
---------------------------------------------------------------------------------------------------------------------

                                                            Second quarter                             Six months
                                                   --------------------------------        ----------------------------------
OPERATING HIGHLIGHTS                                 2002         2001       Change          2002         2001        Change
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share information)
Net interest income                                $294,678     $265,518    $29,160        $580,093     $521,235     $ 58,858
Provision for loan losses                            50,075       49,462        613         104,529       99,496        5,033
Fees and other income                               134,988      122,742     12,246         265,396      238,263       27,133
Other expenses, net of minority interest            283,286      261,261     22,025         555,611      508,919       46,692
Cumulative effect of accounting change                   --           --         --              --          686         (686)
Net income                                         $ 96,305     $ 77,537    $18,768        $185,349     $151,769     $ 33,580
Net income applicable to common stock              $ 96,305     $ 75,450    $20,855        $182,839     $147,595     $ 35,244
Earnings per common share                          $   0.72     $   0.55    $  0.17        $   1.35     $   1.08     $   0.27
-----------------------------------------------------------------------------------------------------------------------------

                                                           Second quarter                          Six months
                                                         -----------------                     -----------------
SELECTED STATISTICAL INFORMATION                          2002       2001                       2002       2001
----------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
----------------------------------------------------------------------------------------------------------------
Market price
    High                                                 $33.68     $32.94                     $33.68     $32.94
    Low                                                   28.60      28.44                      27.50      25.25
    End                                                   33.68      32.94                      33.68      32.94
Book value at period end                                  16.69      15.18                      16.69      15.18
Dividends declared                                         0.20       0.20                       0.40       0.36
Dividend payout ratio                                     28.34%     28.86%                     29.48%     29.50%
Price/earnings ratio                                      13.80x     15.46x                     13.80x     15.46x
----------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Return on assets                                           1.23%      1.14%                      1.21%      1.12%
Return on common equity                                   18.14      15.36                      17.43      15.31
Net interest spread (taxable equivalent)                   3.81       3.69                       3.80       3.55
Net interest yield (taxable equivalent)                    4.28       4.44                       4.29       4.33
Effective tax rate                                        25.28      26.07                      25.28      26.51
Overhead ratio                                            39.25      41.87                      39.20      41.47
Efficiency ratio                                          58.18      60.05                      57.90      59.72
----------------------------------------------------------------------------------------------------------------
CAPITALIZATION RATIOS
Equity to assets                                           6.78%      7.62%                      6.93%      7.45%
Tangible equity to assets                                  6.14       6.82                       6.27       6.65
Equity to loans                                           11.55      12.34                      11.74      12.39
Internal capital generation                               13.12       9.32                      12.17       9.64
Tier I capital to risk-adjusted assets                     9.36      10.60                       9.36      10.60
Total capital to risk-adjusted assets                     11.13      12.57                      11.13      12.57
Leverage ratio                                             5.99       6.89                       5.99       6.89
----------------------------------------------------------------------------------------------------------------
CREDIT QUALITY RATIOS
Allowance for losses to loans                              1.84%      1.82%                      1.84%      1.82%
Allowance to non-performing assets                        69.11      81.90                      69.11      81.90
Allowance to non-performing loans                         74.31      88.56                      74.31      88.56
Non-performing assets to loans                             2.66       2.23                       2.66       2.23
Non-performing assets to total assets                      1.53       1.37                       1.53       1.37
Net charge-offs to average loans                           0.99       0.99                       1.05       0.94
Provision to net charge-offs                               1.09x      1.19x                      1.10x      1.28x
Net charge-offs earnings coverage                          3.91       3.70                       3.69       3.92

 ADDITIONAL INFORMATION

  BOARD OF DIRECTORS

    Richard L. Carrion, Chairman
    Antonio Luis Ferre, Vice Chairman **
    Juan A. Albors Hernandez *
    Jose A. Bechara Bravo *
    Juan J. Bermudez
    Francisco J. Carreras *
    Jose B. Carrion Jr.
    David H. Chafey Jr.
    Maria Luisa Ferre *
    Hector R. Gonzalez
    Jorge A. Junquera
    Guillermo L. Martinez *
    Manuel Morales Jr.
    Alberto M. Paracchini *
    Francisco M. Rexach Jr.
    Felix J. Serralles Jr.
    Jon E. Slater *
    Julio E. Vizcarrondo Jr.
     Samuel T. Cespedes, Secretary
           *  Director of Banco Popular de Puerto Rico only
          ** Director of Popular, Inc. only

  EXECUTIVE OFFICERS

    Richard L. Carrion, Chairman of the Board,
     President and Chief Executive Officer
    David H. Chafey Jr., Senior Executive Vice President
    Jorge A. Junquera, Senior Executive Vice President
    Maria Isabel P. de Burckhart, Executive Vice President
    Roberto R. Herencia, Executive Vice President
    Larry B. Kesler, Executive Vice President
    Tere Loubriel, Executive Vice President
    Emilio E. Pinero, Executive Vice President
    Brunilda Santos de Alvarez, Executive Vice President
    Carlos J. Vazquez, Executive Vice President
    Felix M. Villamil, Executive Vice President

  SHAREHOLDERS' INFORMATION

    Shareholders' Assistance: Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:

       Banco Popular de Puerto Rico
       Popular Center Building - 11th Floor, Office 1111
       Trust Division (724)
       209 Munoz Rivera Ave.
       Hato Rey, Puerto Rico 00918

    Publications: For printed material (annual and quarterly reports, 10-K and 10-Q reports), contact Mr. Amilcar L. Jordan at the Comptroller's Division at (787) 765-9800 ext. 6101, or visit our web site at HTTP://WWW.POPULARINC.COM.

    Dividend Reinvestment Plan: The Corporation has a dividend reinvestment plan that provides the shareholder a simple, convenient and cost-effective way to acquire Popular, Inc. common stock.

    -- Dividends can be automatically reinvested in additional shares at 95% of the Average Market Price.

    -- Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares.

    --   No brokerage commissions are charged on purchases under this plan.

    -- Participant's funds will be fully invested, because the plan permits fractions of shares to be credited to a participant's account.

    If you would like more information on this plan, please contact our Trust Division at (787) 764-1893 or (787) 765-9800 exts. 5637, 5525, 6108 and
    6112.

                                                                   POPULAR, INC.

C0NSOLIDATED STATEMENTS OF CONDITION

                                                                                                         June 30,
                                                                                             --------------------------------
In thousands                                                                                     2002                2001
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                   $  1,102,933        $    580,592
-----------------------------------------------------------------------------------------------------------------------------
   Money market investments:
    Federal funds sold and securities purchased under agreements to resell                      1,067,764           1,052,960
    Time deposits with other banks                                                                  3,056              10,424
    Bankers' acceptances                                                                              838                 470
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                1,071,658           1,063,854
-----------------------------------------------------------------------------------------------------------------------------
   Investment securities available-for-sale, at market value                                   10,118,219           7,463,660
   Investment securities held-to-maturity, at amortized cost                                      225,070             247,812
   Trading account securities, at market value                                                    307,846             279,686
   Loans held-for-sale, at lower of cost or market                                                910,006             914,071
-----------------------------------------------------------------------------------------------------------------------------
   Loans                                                                                       18,302,714          16,604,911
      Less -- Unearned income                                                                     311,578             326,736
              Allowance for loan losses                                                           347,230             313,337
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               17,643,906          15,964,838
-----------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                         404,382             395,804
   Other real estate                                                                               35,193              28,741
   Accrued income receivable                                                                      190,612             190,013
   Other assets                                                                                   516,726             493,473
   Intangible assets                                                                              214,171             228,090
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             $ 32,740,722        $ 27,850,634
=============================================================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
   Deposits:
    Non-interest bearing                                                                     $  4,012,168        $  3,144,623
    Interest bearing                                                                           13,817,119          12,425,162
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               17,829,287          15,569,785
   Federal funds purchased and securities sold under agreements to repurchase                   5,829,016           4,157,279
   Other short-term borrowings                                                                  1,944,642           2,828,347
   Notes payable                                                                                4,135,749           2,379,030
   Other liabilities                                                                              524,447             473,626
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               30,263,141          25,408,067
-----------------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                             125,000             125,000
-----------------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's junior subordinated
    deferrable interest debentures guaranteed by the Corporation                                  144,000             150,000
-----------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                                        964                 915
-----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
   Preferred stock                                                                                     --             100,000
   Common stock                                                                                   833,672             831,408
   Surplus                                                                                        272,761             264,414
   Retained earnings                                                                            1,186,814             963,605
   Treasury stock, at cost                                                                       (205,210)            (66,136)
   Accumulated other comprehensive income, net of tax                                             119,580              73,361
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                2,207,617           2,166,652
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             $ 32,740,722        $ 27,850,634
=============================================================================================================================

                                                                   POPULAR, INC.

CONSOLIDATED STATEMENTS OF INCOME

                                                                      Quarter ended                      Six months ended
                                                                         June 30,                             June 30,
                                                             ---------------------------------------------------------------------
Dollars in thousands, except per share information              2002                2001               2002                2001
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                     $ 380,166         $   391,841         $   752,388         $   785,406
   Money market investments                                      7,370              13,026              15,155              28,332
   Investment securities                                       115,377             114,243             227,688             252,302
   Trading account securities                                    3,086               4,297               6,587               7,818
----------------------------------------------------------------------------------------------------------------------------------
                                                               505,999             523,407           1,001,818           1,073,858
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                    110,356             131,022             223,286             263,799
   Short-term borrowings                                        45,274              84,493              89,718             203,611
   Long-term debt                                               55,691              42,374             108,721              85,213
----------------------------------------------------------------------------------------------------------------------------------
                                                               211,321             257,889             421,725             552,623
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            294,678             265,518             580,093             521,235
Provision for loan losses                                       50,075              49,462             104,529              99,496
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            244,603             216,056             475,564             421,739
Service charges on deposit accounts                             39,507              36,310              78,480              70,968
Other service fees                                              66,037              60,349             127,724             119,043
Gain (loss) on sale of securities                                   85              (2,152)             (3,925)             (1,862)
Trading account loss                                              (359)               (816)             (1,389)               (628)
Derivatives (losses) gains                                        (855)              1,652                (344)              1,021
Other operating income                                          30,573              27,399              64,850              49,721
----------------------------------------------------------------------------------------------------------------------------------
                                                               379,591             338,798             740,960             660,002
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Personnel costs:
   Salaries                                                     90,746              78,884             179,307             156,662
   Profit sharing                                                5,368               4,018              10,308               9,115
   Pension and other benefits                                   26,469              23,841              53,270              45,860
----------------------------------------------------------------------------------------------------------------------------------
                                                               122,583             106,743             242,885             211,637
Net occupancy expenses                                          20,048              17,726              39,078              34,921
Equipment expenses                                              24,376              24,575              49,141              48,702
Other taxes                                                      9,285               9,809              18,833              18,619
Professional fees                                               19,724              18,284              37,231              34,223
Communications                                                  13,111              12,085              26,384              23,972
Business promotion                                              16,831              13,159              30,199              23,704
Printing and supplies                                            5,078               4,490               9,587               8,809
Other operating expenses                                        17,061              20,189              34,382              36,120
Amortization of intangibles                                      2,556               6,860               5,099              13,736
----------------------------------------------------------------------------------------------------------------------------------
                                                               250,653             233,920             492,819             454,443
----------------------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest
  and cumulative effect of accounting change                   128,938             104,878             248,141             205,559
Income tax                                                      32,594              27,337              62,742              54,488
Net (gain) loss of minority interest                               (39)                 (4)                (50)                 12
----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change            96,305              77,537             185,349             151,083
Cumulative effect of accounting change, net of tax                  --                  --                  --                 686
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                   $  96,305         $    77,537         $   185,349         $   151,769
==================================================================================================================================

NET INCOME APPLICABLE TO COMMON STOCK                        $  96,305         $    75,450         $   182,839         $   147,595
==================================================================================================================================

EARNINGS PER COMMON SHARE (BASIC AND DILUTED) (BEFORE
AND AFTER CUMULATIVE EFFECT OF ACCOUNTING CHANGE)            $    0.72         $      0.55         $      1.35         $      1.08
----------------------------------------------------------------------------------------------------------------------------------

SUBSIDIARIES

Central Office

         Popular Center
         209 Munoz Rivera Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 765-9800

Banco Popular de Puerto Rico

         Puerto Rico Office
         Popular Center
         209 Munoz Rivera Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 765-9800

         Virgin Islands Office
         193 Estate Altona & Welgunst
         St. Thomas, Virgin Islands 00802
         Telephone: (340) 693-2777

Banco Popular North America

         4000 West North Avenue
         Chicago, Illinois 60639
         Telephone: (773) 772-8600

Banco Popular, National Association

         8523 Commodity Circle
         Suite 100
         Orlando, Florida 32819
         Telephone: (407) 370-7800

ATH Costa Rica/CreST, S.A.

         Tournon Neighborhood, across to newspaper La Republica.
         ATH Building
         San Jose, Costa Rica
         Telephone: (011) 506-257-9011

GM Group, Inc.

         1590 Ponce de Leon Avenue
         San Juan, Puerto Rico 00926
         Telephone: (787) 751-4343

Equity One, Inc.

         Marlton Crossing Office Park
         400 Lippincott Drive
         Marlton, New Jersey 08053
         Telephone: (856) 396-2600

Popular Mortgage, Inc.

         268 Ponce de Leon Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 753-0245

Levitt Mortgage

         Galeria San Patricio
         B-5 Tabonuco Street
         Suite 207
         Guaynabo, Puerto Rico 00968
         Telephone: (787) 749-8787

Popular Auto, Inc.

         M-1046 Federico Costa Street
         Tres Monjitas Industrial Development
         San Juan, Puerto Rico 00903
         Telephone: (787) 751-4848

Popular Leasing, USA

         16296 Westwood
         Business Parkdrive
         Ellisville, Missouri 63021
         Telephone: (609) 273-1119

Popular Finance, Inc.

         10 Salud Street
         El Senorial Condominium
         Suite 613
         Ponce, Puerto Rico 00731
         Telephone: (787) 844-2860

Popular Cash Express, Inc.

         6200 North Hiawatha
         Suite 200
         Chicago, Illinois  60646
         Telephone: (773) 205-8300

Popular Securities, Inc.

         Popular Center
         209 Munoz Rivera Avenue
         Suite 1020
         San Juan, Puerto Rico 00918
         Telephone: (787) 766-4200

Popular Insurance, Inc.

         9 Pedro Marquez Street
         Culebra, Puerto Rico 00735
         Telephone: (787) 742-0255

Popular Insurance Agency, USA

         1010 W Lake Street
         Suite 509
         Oak Park, Illinois 60301
         Telephone: (773) 394-7680